SNYDER OIL CORPORATION

                    Notice of Annual Meeting of Stockholders

                               and Proxy Statement

                                 April 16, 1998











IMPORTANT: IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, THE ACCOMPANYING FORM OF PROXY SHOULD BE COMPLETED, SIGNED AND RETURNED AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                                          Snyder Oil Corporation






                                                April 16, 1998

Dear Stockholder:

         On behalf of the Board of Directors, it is our pleasure to invite you to attend your 1998 Annual Meeting of Stockholders, which will be held in Fort Worth, Texas, on Wednesday, May 20, 1998 at 9:00 a.m. Central Standard Time.

         Details of the meeting are given in the enclosed Notice of the Annual Meeting and Proxy Statement. During the meeting, we plan to review the business and affairs of the Company and our plans for the coming year.

         Your representation and vote are important. We urge you to vote your shares whether or not you plan to come to the Annual Meeting. Please consider, complete, date, sign and return the enclosed proxy card promptly to eliminate a costly follow-up mailing. You may revoke your proxy prior to or at the meeting and still vote in person if you so desire.

                                           Sincerely,


                                           /s/ John C. Snyder


                                           John C. Snyder
                                              Chairman










              777 Main Street Fort Worth, Texas 76102 817/338-4043

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                           To be Held on May 20, 1998

To the Stockholders of Snyder Oil Corporation:

         The Annual Meeting of Stockholders of Snyder Oil Corporation (the "Company") will be held at the Petroleum Club, 39th floor of the Continental Plaza Building, 777 Main Street, Fort Worth, Texas, on Wednesday, May 20, 1998, at 9:00 a.m. local time. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's headquarters, 777 Main Street, Fort Worth, Texas. Such list will also be produced at the time and place of the meeting and be kept open during the meeting for the inspection by any stockholder who may be present. The purposes for which the meeting is to be held are as follows:

         1. To elect a board of nine directors to serve for the ensuing year.

         2. To transact any other business which properly may be brought before the Annual Meeting or any adjournment(s) thereof.

         Subject to the provisions of the By-laws of the Company, registered stockholders as of April 3, 1998 (i) who are individuals may attend and vote at the Annual Meeting in person or by proxy or (ii) which are corporations may attend and vote at the Annual Meeting by proxy or by a duly authorized representative.

         Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to stockholders, their proxies and invited guests of the Company.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/ Peter E. Lorenzen


                                    Peter E. Lorenzen
                                    Secretary

April 16, 1998
Fort Worth, Texas

                             SNYDER OIL CORPORATION

                                 777 Main Street
                                   Suite 2500
                             Fort Worth, Texas 76102

                                ----------------

                                 PROXY STATEMENT

                                       for

                         ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 20, 1998

                                ----------------

Introduction

         The Board of Directors of Snyder Oil Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Fort Worth, Texas on May 20, 1998 at 9:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 16, 1998.

Voting of Proxies

         This proxy solicitation is intended to afford stockholders the opportunity to vote on the election of directors and in respect of such other matters, if any, as may be properly brought before the Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election as directors and to vote against or abstain from voting on any other matter if the stockholder so chooses.

         At the close of business on April 3, 1998, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 33,425,903 shares of common stock, $.01 par value (the "Common Stock"). Each such share of Common Stock is entitled to one vote at the Annual Meeting. A majority of the outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting.

         Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted for the nominees for director and proposals identified herein.

Election of Directors

         The By-laws of the Company (the "By-laws") and Delaware Law provide that the directors be elected annually by a plurality of the votes of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. A stockholder's abstention from voting will be counted in determining whether such a plurality vote was cast only if such stockholder is represented in person or by proxy at the Annual Meeting. Abstentions by or on behalf of shareholders not so represented and broker non-votes will be disregarded. The Board of Directors has, by resolution, fixed the number of directors at nine. Each nominee is presently serving as a director and has served as a director of the Company or its predecessor for the period indicated in his biography. The term of each director presently serving will terminate at the Annual Meeting when the respective successor of each is elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------


         The Board of Directors recommends that the stockholders vote FOR the nominees listed below.

Nominees for Election at Annual Meeting:

         Roger W. Brittain (60), director since 1983, is a director of Guinness Mahon Corporate Finance and, since March 1990, he has been Managing Director of Guinness Mahon Energy Services Limited, a subsidiary of Guinness Mahon & Co. Limited ("GM&Co.") formed to provide investment banking and consultant services to the oil and gas industry. He was a director of GM&Co., a London merchant bank from 1994 to July 1997. From 1980 through October 1989, Mr. Brittain was Managing Director and from mid-1987 an Executive Director of TR Energy, an investment company making oil and gas investments principally in the United States. From 1977 to 1980, Mr. Brittain was a director of Shaw Wallace & Co. Ltd., Calcutta, India. From 1967 to 1977, he was associated with Hill Samuel & Co. Ltd., William Brandts & Sons Ltd. and Edward Bates and Sons Ltd., merchant banks in London. Prior to that time, Mr. Brittain was with Her Majesty's Diplomatic Service. Mr. Brittain serves on the Audit and Compensation Committees. Mr. Brittain also serves as a director of SOCO International plc, an international oil and gas company traded on the London Stock Exchange and as a director of Sen Hong Resources, an oil and gas company listed on the Hong Kong Stock Exchange.

         William G. Hargett (48), President, Chief Operating Officer and a director of the Company, has been with the Company since April 1997. Prior to joining the Company, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian based Western Mining Corporation, from 1994 to 1997, Amax Oil & Gas Inc., a subsidiary of Amax Energy Inc., from 1993 to 1994 and North Central Oil Corporation, a private exploration and production company with both U.S. and international operations, from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1978 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned Bachelor of Science and Master of Science degrees from the University of Alabama.

         John A. Hill (55), director since 1981, is a Managing Director of First Reserve Corporation, an oil and gas investment management company. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company, the money management subsidiary of Marsh & McLennan Companies, Inc. From 1979 to 1980, Mr. Hill served as President and Chief Executive Officer of Eberstadt Asset Management Company, the asset management division of F. Eberstadt & Co., Inc. Prior to 1976, Mr. Hill held several senior positions in the Federal Government including Deputy Administrator of the Federal Energy Administration from 1975 to 1976 and Deputy Associate Director of the Office of Management and Budget from 1973 to 1974. Mr. Hill received his Bachelors Degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill is a trustee of the Putnam Funds in Boston and a director of Maverick Tube Corporation, a supplier of tubular goods, and Weatherford-Enterra Corporation, an oilfield services company. Mr. Hill serves as Chairman of the Compensation and Governance Committees and as a member of the Executive Committee.

         William J. Johnson (62), director since 1994, is a private consultant for the oil and gas industry and is President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a director of Apache Corporation. Previously, he was a director, President and Chief Executive Officer of Tex/Con Oil and Gas, where he served from 1989 to 1991. Prior thereto, Mr. Johnson served in various capacities with major oil companies, including director and President USA of BP Exploration Company, President of Standard Oil Production Company and Senior Vice President of The Standard Oil Company. Mr. Johnson received a Bachelor of Science degree in Petroleum Geology from Mississippi State University and completed the Advanced Management Course at the University of Houston. Mr. Johnson serves as a director of Tesoro Petroleum Corporation, an integrated petroleum company, Camco International, an oilfield manufacturing company, and J. Ray McDermott, S.A., a marine construction company. Mr. Johnson also serves on the advisory board of Texas Commerce Bank, Houston. Mr. Johnson serves on the Audit, Compensation and Governance Committees.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------


         B.J. Kellenberger (72), director since 1989, is the founder and owner of Kelloil, Inc., which is engaged in exploration and production of oil and natural gas and secondary recovery of oil. In 1965, he founded Shenandoah Oil Corporation and served as President, Chief Executive Officer and Chairman of the Board until its voluntary liquidation in 1979. Mr. Kellenberger serves on the Audit and Executive Committees.

         Harold R. Logan, Jr. (53), a director since 1997, is Executive Vice President/Finance and a director of TransMontaigne Oil Company, a holding company engaged in providing distribution and marketing services to the President/Finance and a director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc. Mr. Logan also serves as a director of Suburban Propane Partners, L.P. Mr. Logan serves as Chairman of the Audit Committee.


         James E. McCormick (70), director since 1992, served as President, Chief Operating Officer and a director of Oryx Energy Company from its inception in November 1988 until his retirement in March 1992. Prior to his service with Oryx, Mr. McCormick served from 1953 in a number of positions with the Sun organization, most recently serving as President, Chief Executive Officer and a director of Sun Exploration and Production Company. Mr. McCormick serves as a director of Lone Star Technologies, B. J. Services, Inc., an oilfield service company, TESCO Corporation, a manufacturer of oil field drilling systems, and Dallas National Bank. Mr. McCormick serves on the Compensation and Governance Committees.

         John C. Snyder (56), Chairman and a director, founded a predecessor of the Company in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. From 1969 to 1971, Mr. Snyder was with Canadian-American Resources Fund, Inc., which he founded. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. He received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. In 1995, Mr. Snyder was named Wildcatter of the Year by the Independent Petroleum Association of Mountain States. Mr. Snyder is a director of SOCO International plc, an international oil and gas company listed on the London Stock Exchange, and is a member of the National Petroleum Council. Mr. Snyder serves on the Executive Committee.

         Edward T. Story (54), director since 1996, is Chief Executive Officer of SOCO International plc, an independent international oil and gas company traded on the London Stock Exchange. From 1991 until the formation of SOCO International plc in 1997 through the consolidation to international interests of the Company and various third parties, Mr. Story was Vice President -- International of the Company and President of SOCO International, Inc. From 1990 to 1991, Mr. Story was Chairman of the Board of a jointly-owned Thai/US company, Thaitex Petroleum Company. Mr. Story was co-founder, Vice Chairman of the Board and Chief Financial Officer of Conquest Exploration Company from 1981 to 1990. He served as Vice President, Finance and Chief Financial Officer of Superior Oil Company from 1979 to 1981. Mr. Story held the positions of Exploration and Production Controller and Refining Controller with Exxon USA from 1975 to 1979. He held various positions in Esso Standard's international companies from 1966 to 1975. Mr. Story serves as a director of Cairn Energy plc, an independent international oil and gas company traded on the London Stock Exchange, First
BanksAmerica, Inc., a bank holding company listed on the New York Stock Exchange, Hallwood Realty Corporation, the general partner of Hallwood Realty Partners, L.P., an American Stock Exchange-listed real estate limited partnership, and Sen Hong Resources, an oil and gas company listed on the Hong Kong Stock Exchange.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------


Board and Committee Meetings; Committees of the Board

         The Board held four regular and ten special meetings in 1997. All directors nominated for reelection attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which they served.

         The Board has established four committees to assist in the discharge of its responsibilities. The committee membership of each director is included with his biography.

         Executive Committee. The Executive Committee may exercise many of the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. Although the Committee has very broad powers, in practice it meets only when it would be impractical to call a meeting of the Board. The Executive Committee did not meet during 1997.

         Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The Audit Committee met twice during 1997.

         Compensation Committee. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The Compensation Committee met nine times during 1997.

         Governance Committee. The Governance Committee was established to make recommendations to the Board of Directors regarding policies on the composition of the Board and committees of the Board, criteria for selection of nominees for election to the Board and committees thereof, the roles and functions of committees of the Board, nominees for membership on the Board and removal of members of the Board. The Governance Committee met once during 1997.

Director Compensation

         Non-employee directors of the Company receive an annual retainer, payable quarterly, of 2,000 shares of the Company's common stock. In addition, non-employee directors receive $2,000 for attendance at each Board of Directors meeting and $750 for attendance at each meeting of a committee of the Board of Directors. Non-employee directors also receive $750 for each telephone meeting in which they participate. Non-employee directors are reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities. From time to time in the discretion of the Board, the Board may grant additional compensation to one or more non-employee directors. During 1997, the Board granted additional compensation of $10,000 to each of Messrs. Hill, Johnson and McCormick for their services on the executive search committee charged with locating and employing a president and chief operating officer for the Company, and to Mr. Brittain for his services on the Board committee that advised upon and reviewed the transaction in which the Company's international investments were sold to SOCO International plc.

         The   Directors   Stock  Plan  also  provides  that  the  Company  will
automatically grant to each non-employee director, on the date of his appointment, election, reappointment or reelection as a member of the Board of Directors, a stock option for 2,500 shares of common stock. The exercise price for all Director Options is the fair market value on the date of grant. The duration of each option is five years from the date of award, and each option vests as to 30% of the shares covered after one year, an additional 30% of the shares after two years, and all remaining shares three years after the date of grant.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------


Beneficial Ownership of Securities

         The following table provides information as to the beneficial ownership of common stock of the Company as of April 3, 1998, by each person who, to the knowledge of the Company, beneficially owned 5% or more of the common stock, each director of the Company, each executive officer named in the Summary Compensation Table on page 6 and by all executive officers and directors of the Company as a group. No directors or executive officers of the Company beneficially owns any equity securities of the Company other than common stock. Unless indicated otherwise, the business address of each individual listed below is: c/o Snyder Oil Corporation, 777 Main Street, Fort Worth, Texas 76102.

                                                           Common Stock
                                                -------------------------------------
                                                  Number of              Percent of
                                                    Shares                  Class
                                                 Owned (a) (b)           Outstanding
                                                 -------------           -----------
John C. Snyder                                   1,914,317                    5.7 %
Roger W. Brittain                                   31,285                      *
William G. Hargett                                  61,000                      *
John A. Hill                                       104,454                      *
William P. Johnson                                  14,450                      *
B.J. Kellenberger                                   25,523                      *
Harold R. Logan, Jr.                                 2,550                      *
James E. McCormick                                  20,950                      *
Edward T. Story                                    580,957                    1.7
Charles A. Brown                                    73,610                      *
Steven M. Burr                                      77,882                      *

Rodney L. Waller                                   142,152                      *
All executive officers and
   directors as a group                          3,199,060                    9.4

The Crabbe Huson Group, Inc.  (c)                2,317,200                    6.9
   121 SW Morrison, Suite 1400
   Portland, Oregon  97204

GEM Capital Management, Inc.  (d)                1,790,640                    5.4
   70 East 55th Street
    New York, New York  10022


-------------------------------

*     Less than 1%.

(a) The number of shares in the table includes 492,650 shares that the named executive officers and directors and 594,180 shares that all executive officers and directors as a group have the right to acquire within 60 days after April 3, 1998 including 148,920 for Mr. Snyder, 60,000 for Mr. Hargett and 80,690 for Mr. Story.

(b) Of the shares shown, beneficial ownership of 303,760 is disclaimed by Mr. Snyder and by all executive officers and directors as a group. To the knowledge of the Company, each person holds sole investment and voting power over the shares shown, except Mr. Snyder shares such powers with respect to 3,760 shares, Mr. Brittain shares such powers with respect to 1,750 shares, Mr. Hill shares investment power with respect to 37,006 shares and all officers and directors as a group share such powers with respect to 42,516 shares.

(c) The number of shares is based on information set forth in Amendment No. 2 to the Schedules 13G dated February 2, 1998 by The Crabbe Huson Special Fund, Inc. and The Crabbe Huson Group, Inc. As reported therein, 70,300 shares are owned by The Crabbe Huson Special Fund, Inc., which shares voting and dispositive power with its investment advisor, The Crabbe Huson Group, Inc. The remaining shares are owned by clients of The Crabbe Huson Group with whom it shares voting and dispositive power.

(d) The number of shares reported is based on information set forth in a letter dated March 26, 1998 from Wertheimer Fredman & Siegelman, LLC, counsel for GEM Management Capital, Inc. and GBU Inc. An aggregate of 1,030,926 of such shares are beneficially owned by managed accounts of GEM

                                       5

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

      Capital Management, Inc., and 759,714 shares are beneficially owned by in the aggregate by two limited partnerships of which GBU Inc. is the general partner and investment advisor. Gerald Unterman controls both Gem Capital Management and GBU Inc.

Executive Compensation

         Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were at December 31, 1997 the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers").


                         Summary Compensation Table (a)

                                              Annual Compensation              Long-Term Compensation
                                              -------------------              ----------------------
                                                                                Stock
                                                                               Option           All
   Name and Position           Year            Salary       Bonus (b)          Awards (c)     Other (d)
-----------------------      --------      -------------  ------------       -------------  -----------
John C. Snyder                  1997          $384,984      $200,000            77,000        $42,874
Chairman and Chief              1996           381,652       400,000            48,700         41,179
   Executive Officer            1995           364,992       100,000            48,600         41,543

William G. Hargett              1997           215,615       150,000           200,000         24,931
President  and Chief            1996              --            --                --             --
Operating Officer               1995              --            --                --             --

Charles A. Brown                1997           183,333         85,000           17,500         42,874
Senior Vice President,          1996           174,167        30,000            13,600         41,179
   Rocky Mountain Region        1995           159,917        30,000            23,000         29,877

Steven M. Burr                  1997           154,375        80,000            14,500         42,115
Vice President, Planning        1996           143,333        50,000            10,800         26,136
   And Engineering              1995           135,000             0            18,500         17,873

Rodney L.  Waller               1997           151,250        75,000            22,000         41,693
Vice President,                 1996           143,667       125,000            26,000         40,345
   Treasurer                    1995           137,000        80,000            18,500         39,807


(a) Excludes the cost to the Company of other compensation that, with respect to any Named Officer, does not exceed the lesser of $50,000 or 10% of the Named Officer's salary and bonus.

(b) Bonuses are paid in March of each year based on performance during the preceding year. Bonus amounts are included in the year preceding the year in which the bonus is paid.

(c) Stock options are generally granted in February of each year based in part on performance during the preceding year.

(d) Includes amounts accrued for the fiscal year for the Named Officers under the Company's Profit Sharing and Savings Plan and as matching contributions under the Company's Deferred Compensation Plan for Select Employees as follows:

                                     Profit Sharing Plan                   Deferred Compensation Plan
                                  --------------------------               ----------------------------
                                  1995       1996       1997               1995       1996        1997
                                  ----       ----       ----               ----       ----        ----
         John C.  Snyder        $16,543    $16,179    $17,874             $25,000    $25,000    $25,000
         William G. Hargett          --         --         --                  --         --     24,931
         Charles A. Brown        16,543     16,179     17,874              13,334     25,000     25,000
         Steven M. Burr          14,540     15,300     17,115               3,333     10,836     25,000
         Rodney L.  Waller       14,807     15,345     16,693              25,000     25,000     25,000

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

Stock Options

         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of common stock to key employees of the Company and its affiliates and certain other persons who are not employees of the Company or its affiliates, but who from time to time provide substantial advice or other assistance or services to the Company or its affiliates. The plan permits options to acquire up to three million shares of common stock to be outstanding at any one time. During 1997, options to purchase 997,700 shares of common stock were granted to 91 employees at an average exercise price of $16.82 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant. All options granted during 1997 were granted for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after the three years.

         Shown below is information with respect to (a) options granted during 1997 to the Named Officers and (b) options to purchase common stock granted in 1997 and prior years under the Company's stock option plans to the Named Officers and either exercised by them during 1997 or held by them at December 31, 1997.

                               Stock Option Grants

                                        Percentage                                   Potential Realizable Value
                                         of Total                                    at Assumed Annual Rates of
                             Options     Grants in      Exercise     Expiration     Stock Price Appreciation (a)
        Name                 Granted       Year           Price          Date            5%                 10%
-----------------           ---------  -----------    ------------  ------------- --------------    -----------
John C. Snyder                77,000       7.18%        $16.125        2/18/02        $343,038       $   758,024
William G. Hargett           200,000      20.05%        $16.250        5/02/02        $897,915       $ 1,984,157
Charles A. Brown              17,500       1.75%        $16.125        2/18/02        $ 77,963       $   172,278
Steven M. Burr                14,500       1.45%        $16.125        2/18/02        $ 64,598       $   142,745
Rodney L.  Waller             22,000       2.20%        $16.125        2/18/02        $ 98,011       $   216,578

(a) The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by rules of the Securities and Exchange Commission (the "SEC"). The actual realized value of the options may be significantly greater or less than the amounts shown. For options granted during 1997 at an exercise price of $16.125, the values shown for 5% and 10% appreciation equate to a stock price of $20.58 and $25.97, respectively, at the expiration date of the options.

                   Stock Option Exercises and Year End Values
                                                                                          Value of
                                                       Number of Unexercised       Unexercised In-the-Money
                        Shares Acquired    Value       Options at Year End 1997   Options at Year End 1997
                                                     ---------------------------  ------------------------
          Name            on Exercise     Realized   Exercisable  Unexercisable   Exercisable  Unexercisable
---------------------   ---------------  ----------  -----------  -------------  ------------- -------------
John C. Snyder                  0        $      0     137,770       130,530        $497,449       $546,364
William G. Hargett              0               0           0       200,000        $      0       $400,000
Charles A. Brown           14,600         141,811      30,080        56,220        $ 94,660       $239,627
Steven M. Burr             10,000         118,750      34,740        29,460        $128,342       $128,432
Rodney L.  Waller          10,000          96,250      37,700        49,400        $152,525       $253,237

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         The Compensation Committee of the Board of Directors, which is composed of independent members of the Board, establishes the general compensation policies of the Company, establishes the compensation plans and compensation levels for officers and certain other key employees and administers the Company's stock option plan and deferred compensation plan. In establishing compensation levels, the Committee establishes the specific compensation of Messrs. Snyder and Hargett. The Committee establishes salary and bonus ranges for other officers and key employees, and generally approves specific amounts within those ranges on the recommendation of management.

         In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options are intended both to retain executives and to motivate them to improve long-term stock market performance.

         In establishing total cash compensation (base salary plus "expected bonus") for its executives during 1997, the Company targeted the median cash compensation for competitors of executives having similar responsibilities. Adjustments, in large part subjective, were made to account for cases in which the responsibilities of Company executives differed from the responsibilities of executives of the companies surveyed. Base salaries have historically been set below the median, so that bonuses, which, except for the most senior officers, were primarily determined by individual performance, would constitute a larger portion of cash compensation. The Committee was advised by independent consultants as to compensation levels of competitors, based on detailed data relating to approximately 30 companies believed to be most comparable to the Company as well as the results of more general surveys. The companies surveyed by the independent consultants were selected by the consultants in consultation with the Committee and were intended to be most representative of the companies with which the Company competed for its personnel requirements. Guided by this survey, compensation ranges were established, and individual executive compensation within these ranges was determined based upon the individual's responsibilities and performance.

         Mr. Snyder's base salary was increased $20,000, or approximately 5%, effective March 1, 1997. Generally, changes in Mr. Snyder's compensation are not based on any particular measure of performance, but are determined subjectively by the Committee based on corporate performance, salaries of chief executive officers of comparable companies and other factors considered applicable by the Committee.

         Mr. Snyder's bonus is based primarily on Company performance. The Committee has not established any particular formula or singled out particular factors as more important than others. The Committee considers various factors, including growth in reserves, net income and cash flow, as well as performance of the Company's common stock. The Committee also considers other matters, such as the extent to which these factors were influenced by management decisions during the year and steps taken by management to position the Company for future growth. Based on these and other considerations, the Committee awarded Mr. Snyder a bonus of $200,000 for 1997. In arriving at this amount, the Committee considered, among other things, that nearly all aspects of Company performance during 1997 showed significant improvement. The Committee also considered actions taken during 1997, including the transition to a new President and Chief Operating Officer, improvements in the Company's organization and steps taken to simplify the Company's financial structure and to permit redeployment of capital into more productive uses, that were directed toward enhancing the Company's financial condition and improving future performance. Bonuses for other officers and key employees are influenced by Company performance, but are determined primarily based on senior management's assessment of performance of the executive's duties and success in attaining specific performance goals which are directed toward improving operating unit and Company performance. In the aggregate, bonuses awarded to executive officers for 1997 were higher than in prior years, reflecting the Committee's view that Company performance had continued to improve in nearly all areas.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

         Stock options are granted annually to Mr. Snyder and other executives and key employees to retain and motivate the grantees and to improve long-term stock market performance. Options are granted only at the prevailing market price and will have value only if the price of the Company's common stock increases. Generally, options have a term of five years and vest 30% after one year, an additional 30% after two years and are fully vested after three years; an employee must be employed by the Company at the time of vesting in order to exercise the options.

         The Committee generally determines the number of options granted to Mr. Snyder and to other executives and key employees based on a formula under which the number of options granted is equal to a percentage, which varies with the degree to which an individual's responsibilities might affect the long-term price of the Company's stock, of the individual's base salary. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate.

         The Committee maintains a Deferred Compensation Plan for Select Employees as a means to provide additional incentives for key employees to remain in the employ of the Company. Under the Plan, key employees selected by the Committee are permitted the defer a portion of their compensation for periods determined by them or until their employment by the Company ceases. The Committee also determines annually the matching contribution to be made by the Company and may, in addition, authorize additional Company contributions to be made on behalf of designated individuals. Company matching contributions vest over three years through December 31, 1996 and four years thereafter, and additional Company contributions vest over the period determined by the Committee. The Committee designated 25 key employees, including all executive officers, as eligible to participate during 1997 and determined that Company contributions would equal each participant's contribution up to 10% of the participant's salary and would equal one-third of the participant's contributions in excess of such amount, subject to a maximum Company contribution of $25,000 for any participant.

                                           COMPENSATION COMMITTEE
                                           James E. McCormick,  Chairman
                                           Roger W. Brittain
                                           John A. Hill
                                           William J.  Johnson


Shareholder Return Performance Presentation

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's common stock against the total return of the Dow Jones Equity Market Index and the Dow Jones Secondary Oils Index for the calendar years 1993 through 1997. None of the companies on the Dow Jones Secondary Oils Index is included in the companies surveyed as to compensation levels by the independent consultants advising the Compensation
Committee of the Board of Directors. The Index is composed of thirteen companies, all of which are significantly larger than the Company, selected by Dow Jones & Company, Inc. to represent non-major oil producers that generally do the bulk of their business domestically. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on January 1, 1993 and that all dividends were reinvested. The closing sales prices of the Company's common stock on the last trading days of 1992 and 1997 were $10 and $18 1/4, respectively.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

Line graph showing the Company, Dow Jones Equity Market Index, and Dow Jones Secondary Oils Index for December 31, 1992-1997, including the following data points (rounded to the nearest whole dollar):


                      12/31/92   12/31/93   12/31/94   12/31/95   12/31/96  12/31/97
                      --------   --------   --------   --------   --------  --------
Company                 $100       $180       $153       $126       $187      $199
DJ Equity                100        110        111        152        188       251
DJ Secondary Oils        100        111        107        124        153       163




Employment Agreements and Change in Control Arrangements

         In 1997, the Company and Mr. Hargett executed an employment agreement (the AEmployment Agreement") pursuant to which Mr. Hargett will serve as President and Chief Operating Officer of the Company, effective May 2, 1997. The Employment Agreement provides for (a) a minimum annual base salary of $325,000,
(b) a minimum bonus for 1997 in the amount of $90,278, (c) a $50,000 payment to cover Mr. Hargett's expenses for relocating to Fort Worth and (d) an initial grant of a five-year option (vesting over three years) to purchase 200,000 shares of Common Stock at a price per share equal to $16.25, the fair market value of a share of Common Stock on the day Mr. Hargett's employment commenced. The Employment Agreement has an initial four-year term, and unless either party terminates the Employment Agreement or provides notice that the term should not be extended, the term will be extended automatically for an additional one year period as of May 2 of each year (beginning on May 2, 1999). As a result, the Employment Agreement will generally have a remaining term of at least two years.

         If Mr. Hargett's employment is terminated by the Company without "cause" (as defined) or by Mr. Hargett because of a material breach of the Employment Agreement by the Company, a material reduction in his duties and responsibilities or the assignment to him of duties that are materially inconsistent with his positions with the Company, then (a) the Company will pay Mr. Hargett a lump sum equal to the aggregate base salary for the remaining term and (b) all stock options awarded to Mr. Hargett will become fully exercisable for a limited period of time. Mr. Hargett will also receive these termination benefits if he terminates his employment (i) for any reason whatsoever on or within 12 months after a "change in control" (as defined) or (ii) during the 60-day period commencing on May 2, 1999 because, in his judgment, and subject to the concurrence of the Compensation Committee, the scope of his authority within the Company is not appropriate. In addition, if any payment or distribution to Mr. Hargett, whether or not pursuant to the Employment Agreement, is subject to federal excise tax on "excess parachute payments," the Company is required to pay an additional amount so that Mr. Hargett receives, net of taxes, an amount sufficient to pay all such excise taxes.

         The Company has entered into Change of Control Severance Agreements with each of its officers (other than Mr. Hargett). Pursuant to these agreements, if within two years following a change of control (as defined) an officer's employment is terminated by the Company without "cause" (as defined) or by the officer because of a reduction in his compensation or entitlements to benefits or a significant reduction in his duties and responsibilities, then (a) the Company will pay to the officer a lump sum equal to two years' aggregate base salary and (b) all stock options awarded to the officer will become fully exercisable for a limited period of time. In addition, if any payment or

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

distribution to the officer, whether or not pursuant to the agreement, is subject to federal excise tax on "excess parachute payments," the Company is required to pay an additional amount so that the officer receives, net of taxes, an amount sufficient to pay all such excise taxes.

Certain Transactions and Relationships

         In 1991, SOCO International, Inc. ("SOCO International") was formed as a corporation 90% owned by the Company and 10% owned by Edward T. Story, who also became President of SOCO International. Mr. Story also held an option to increase his interest in SOCO International to 30%. During 1993, the Company purchased from Mr. Story the 10% of SOCO International held by him and canceled Mr. Story's option to purchase an additional 20% of the company. The purchase price, approximately $28,000, was equal to the cost of Mr. Story's investment in the Company. In connection with the purchase, the Company granted Mr. Story an option to purchase 10% of the shares of SOCO International, which had been financed primarily by Company loans, through April 1998 for $590,500. Mr. Story was appointed Vice President B International of the Company and became a director in February 1996.

         In December 1996, following the sale of SOCO International's interest in Command Petroleum Limited to Cairn Energy plc ("Cairn") and in contemplation of a possible public offering of the Company's international operations during 1997, the Company reorganized SOCO International by transferring its assets to two subsidiaries. One subsidiary, SOCO International Holdings, Inc. ("Holdings") received 16.2 million shares of Cairn (having a market value exceeding $100 million at the time). The other subsidiary, SOCO International Operations, Inc. ("Operations"), received all of SOCO International's other investments. In connection with the reorganization, Mr. Story assigned his option to acquire 10% of SOCO International and delivered notes (the "Story Notes") totaling $590,500 (equal to the exercise price of the option) to Holdings and Operations and was issued 10% of the shares of each company. The Story Notes were initially unsecured, bore interest at the rate of 1% per month and mature on April 10, 1998 (the expiration date of the option). As described below, the Story Notes were paid in March 1998.

         In May 1997, SOCO International transferred its 90% interest in Operations to SOCO International plc ("SOCO plc"), a recently formed United Kingdom company, in exchange for approximately 7.8 million shares (15.9%) of SOCO plc stock. SOCO plc also acquired the interests of a number of minority interests investors in Operation's ventures and assets in Yemen, Tunisia and onshore England from Cairn and completed a public offering of newly issued shares that raised approximately $75 million. SOCO plc also acquired Mr. Story's shares in Operations in exchange for approximately 900,000 shares of SOCO plc on the same terms as SOCO plc acquired the Company's shares. The terms of these transactions were negotiated between the Company, SOCO plc, Cairn, the minority investors in Operation's ventures and SOCO plc's underwriters. Mr. Story is a director and the Chief Executive Officer of SOCO plc and received options to purchase approximately 1.9 million shares of SOCO plc at the initial public offering price upon completion of the transactions described above. At the closing of the transactions, Mr. Story resigned as an officer of the Company, but continues to serve as a director of the Company.

         In July 1997, in order to simplify its ownership of Holdings, and indirectly the 16.2 million shares of Cairn, the Company issued 530,000 shares of common stock to Mr. Story in exchange for his 10% interest in Holdings. The terms of the transaction, which was negotiated between Mr. Snyder and Mr. Story, were based on the market values of the Company's common stock and the Cairn shares at the time the agreement was made. In connection with this exchange, the Company retained 50,000 shares as security for the Story Notes and agreed to reduce the rate of interest on the Story Notes to the rate paid by the Company on its bank borrowings plus 2% per annum. Mr. Story paid the Story Notes in full on March 25, 1998 by delivering to the Company 31,433 shares of common stock which, based on the last sales price of the common stock on the New York Stock Exchange at the time of delivery, had a fair market value equal to the principal and accrued interest on the Story Notes.

         Thomas J. Edelman resigned as a director and President of the Company in February 1997. In connection with Mr. Edelman's resignation the Company has agreed (a) to make severance payments at the rate of $30,000 per month through May 2000 and (b) that the 292,600 stock options previously granted to Mr. Edelman, at exercise prices ranging from $6 to $18c per share, would remain exercisable through March 1, 2002. The Company and Mr. Edelman also entered into

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

a consulting agreement, which will terminate May 1, 1998, under which Mr. Edelman agreed, subject to his reasonable availability, to provide consulting and advisory services as may be requested by the Board of Directors or Chief Executive Officer of the Company, and the Company agreed to pay Mr. Edelman a monthly fee of $10,000.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the SEC and the New York Stock Exchange. Copies of such reports are required to be furnished to the Company.

         Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except for one late filing with respect to a sale of common stock by H. Richard Pate, Vice President - Rocky Mountain Region Operations and Engineering.

Other Business

         The Board does not know of any business to be presented for consideration at the Annual Meeting other than as stated in the Notice. It is intended, however, that the persons authorized under the accompanying proxy will, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

Submission of Proposals by Stockholders

         Stockholders may propose matters to be presented at stockholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

         Proposals For 1999 Annual Meeting. Pursuant to various rules promulgated by the SEC, any proposals of stockholders of the Company intended to be presented to the Annual Meeting of Stockholders to be held in 1999 must be received by the Company, at 777 Main Street, Fort Worth, Texas 76102, Attention of Corporate Secretary, no later than December 17, 1998, to be included in the Company's proxy statement and form of proxy relating to that meeting.

         In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Annual Meeting of Stockholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder of the Company who is a stockholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a stockholder of the Company, the stockholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Stockholders of the Company to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 777 Main Street, Fort Worth, Texas 76102, on or before December 17, 1998.

          A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the acquisition date, the class and the number of shares of stock of the Company which are owned beneficially by the stockholder, (iv) any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------

respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

Nominations For 1999 Annual Meeting And For Any Special Meetings. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who is a stockholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice shall be delivered to or mailed and received at the Company's principal executive offices, 777 Main Street, Fort Worth, Texas 76102, (i) with respect to an election to be held at the 1999 Annual Meeting of Stockholders of the Company, or before January 16, 1999, and (ii) with respect to an election to be held at a special meeting of stockholders of the Company for the election of Directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company's books, of such stockholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. In the event a person is validly designated as nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

Relationship with Independent Auditors

         Arthur Andersen LLP is the principal accountant selected by the Company. Representatives of such firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Annual Report and Form 10-K

         The 1997 Annual Report of the Company for the fiscal year ended December 31, 1997, including audited financial statements, is being forwarded to each stockholder of record as of April 3, 1998, together with this Proxy Statement.


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Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 1998
--------------------------------------------------------------------------------


         A copy of the Company's annual report on Form 10-K for 1997, as filed with the SEC, will be furnished without charge to stockholders on request to:

         Snyder Oil Corporation
         777 Main Street
         Fort Worth, Texas  76102
         Attention: Investor Relations

Other Matters

         The accompanying form of proxy has been prepared at the direction of the Company, of which you are a stockholder, and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

         The Board of Directors of the Company urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it as indicated immediately. You may revoke your proxy and vote in person if you are in fact able to attend.

                                     SNYDER OIL CORPORATION
                                     By Order of the Board of Directors

                                     /s/ Peter E. Lorenzen

                                     Peter E. Lorenzen
                                     Secretary
Fort Worth, Texas
April 16, 1998

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